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IoTeedom

IoTeedom facilitates the growth of SMART cities worldwide using advanced urban planning software. Designed to empower local communities, our platform connects city officials, businesses, and global investors to create a lasting social impact.



Invest

$107.58 minimum investment

Deadline October 19, 2020
in 2 months

Share Price
$9.78

Total Raised
$0

Valuation
$929,100

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING IOTEEDOM

IoTeedom aims to help cities in their budget planning, communication, and overall public perception. Our goal is to provide all types of cities with the proper tools to ensure public budgets are receiving the most social impact, sustainability and resiliency on their bottom line. IoTeedom aims to partner with public committees, local authorities, businesses, and media companies in each city. IoTeedoms' goal is to get the buy-in from each stakeholder to ensure enough participation between the local changemakers in order to make an impact with the funds allocated to each project.

IoTeedom seeks to build an MVP software platform to help cities and stakeholders manage these projects in their local communities. The MVP could make use of IoTeedom's own SCALE (Smart City Action Layer Economy) score to deliver results. The SCALE score could help cities measure, evaluate, and account for sustainability, resiliency, and social impact in all funds disbursed through the platform. Using a series of collected metrics through IoT and user-provided data sources, IoTeedom aims to define these metrics to increase added value. In addition, with machine learning, IoTeedom seeks to enhance public budget and city planning tracking quality and efficiency. IoTeedom plans to use machine learning to deliver diagnostics in the platform to stakeholders.

IoTeedom seeks to engage and increase the public and private participation around social issues within each community. The public should have the opportunity to vote on fund allocations as well as measure and track their own public perception in relation to the opinions of local city councils. IoTeedom seeks to remove political bias in these categories, making the platform party neutral, managing only fund allocation and community projects through public-private participation and machine learning metrics.

IoTeedom plans to monetize the SCALE score and MVP software. The SCALE score could potentially be used within an API for other software and applications to connect the metrics. The metrics have the potential to show real-time social impact, sustainability, and resiliency in that particular location particularly around social posts, websites and applications showing their positive impact overtime on the local community. This will make use of a monthly SaaS subscription model for those using the data to be paid monthly or a discounted one-time yearly fee.

The MVP software is planned to start on a contract basis between the city, business, media, or local stakeholders taking on local community projects for fund management toward sustainability, resiliency, and social impact. IoTeedom's software should be designed to support for-profit companies and NGOs to bridge current gaps in the market between both types of entities. IoTeedom plans to provide ROI metrics around smart city projects and funding strategies to increase the advancement of smart services and smart economies for the local ecosystem.

Learn more about IoTeedom at www.ioteedom.com.

USE OF PROCEEDS

If the offering's maximum amount of $249,918 is raised:

Use	Value	% of Proceeds
MVP Development	$99,967	40.0%
Marketing & Sales	$49,982	20.0%
Management	$37,486	15.0%
Local City Investment	$30,000	12.0%
Operating expenses	$20,237	8.1%
Intermediary fees	$12,246	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in IoTeedom Inc.. This offering must raise at least $10,000 by October 19, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. IoTeedom may issue additional securities to raise up to $249,918, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

120,554 shares
× $9.78 per share

$1,179,018 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Aug 18, 2020 • Primary offering of 25,554 shares at $9.78

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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